                                                                    Exhibit 99.1

AMERICAN HOMEPATIENT
ANNUAL MEETING OF SHAREHOLDERS
JUNE 1, 2005
REMARKS BY JOSEPH F. FURLONG


INTRODUCTION

         o Thank you for coming to our annual meeting today. We appreciate your interest in American HomePatient.

         o A year ago our primary emphasis was on our initiatives to reduce costs while expanding our patient base. Our results for 2004 and the first quarter of 2005 show that we made some progress with those efforts. This required reducing costs by improving productivity in order to maintain the necessary levels of service to our patients.

         o I would like to update you on what we've accomplished through those initiatives, as we work to ensure that the Company is positioned to deal with its changing environment.

         o Faced with the challenges of reduced reimbursement rates mandated by the MMA (Medicare Prescription Drug, Improvement, and Modernization Act of 2003), our employees are hard at work, doing what is necessary to deal with these pressures, and keep the Company headed in the right direction.

         o I'll say more about these efforts in a few minutes, but first I want to review some of the highlights from last year and the first quarter of this year.


REVIEW OF 2004 AND FIRST QUARTER 2005 ACCOMPLISHMENTS

         o We reported revenues of $335.8 million in 2004, which was basically flat compared with the prior year.

         o As you know, the legislated changes in Medicare reimbursement rates for inhalation drugs began to have an effect in 2004. Our revenues for the year were reduced by approximately $7.4 million, or 2.2 percent, as a result of the changes in reimbursement rates.

         o Our net income was $13.2 million for the year, or 78 cents per fully diluted share, compared with $14 million, or 74 cents per share, in 2003.

         o To assist in comparisons of our performance between periods, we also report Adjusted EBITDA - which excludes reorganization items. Our Adjusted EBITDA for 2004 improved to $59.2 million, or 17.6 percent of revenues, compared with $51.2 million, or 15.2 percent of revenues in 2003.

         o 2004 was truly a challenging year. Our focus for the year was to prepare for the dramatic cuts in Medicare reimbursements that would take effect on January 1, 2005. On a proforma basis, the magnitude of these cuts would have been about $30 million if in effect in 2004.

                  o In order to mitigate the impact of this cut, we refocused our sales effort on revenue in higher margin areas such as Oxygen.

                  o We concentrated on improved productivity by centralizing functions such as revenue qualification and CPAP customer service.

                  o Productivity targets were set for the entire company to reduce costs of delivering services and for the improvement in working capital performance.

                  o We saw the full-year impact of the closures and consolidations of eight billing centers that took place in 2003, along with the partial-year impact of three billing center closures and consolidations in 2004.

                  o We had a transition in our senior management during the year.

                  o We spent considerable time in Washington working with elected officials and members of the administration in an effort to mitigate the effects of the MMA. (Medicare Prescription Drug, Improvement, and Modernization Act of 2003.)

         o Our actions in 2004 helped position us for the changes that began on January 1, 2005.

                  o By year-end, we had met the operational productivity target which resulted in a reduction in our workforce of about 15%. We reduced operating expenses by $9.9 million, or 5.6 percent, in 2004 and our run rate for operating expenses had been reduced by more than $16 million from the beginning to the end of 2004 and

                  o Efforts to educate CMS and government officials regarding our costs associated with providing inhalation drugs helped support a $57 dispensing fee which allowed us to remain in the inhalation drug business.

                  o We effected a transition in senior management with the recruitment of a new COO, CFO and an SVP of Sales and Marketing. We were able to recruit individuals that could not only carry on the initiatives in process but who brought new enthusiasm and backgrounds which allowed focus on greater revenue diversity, cost control and asset utilization.

         o        The real impact of MMA was felt as we began this year.
                  (Medicare Prescription Drug,

                  Improvement, and Modernization Act of 2003.)

                  o Beginning on January 1, the changeover to ASP +6% took effect resulting in a decline of $2.4 million in revenue for the first quarter even with the $57 dispensing fee.

                  o Reimbursement rates for certain durable medical equipment have been frozen at rates that were in effect on October 1, 2003. These rates will remain until the start of a competitive bidding process that is scheduled to begin in 2007. Having even more of an impact, the reimbursement rates for 16 durable medical equipment items were reduced to the median Federal Employee Health Benefit Plan (FEHBP) rates resulting in an average reduction of about 14% or about $2.4 million a year in revenue and earnings.

                  o For home oxygen, reimbursement rates have also been reduced to median FEHBP rates, but this year's new fee schedule for home oxygen was not announced until March 30, 2005. Thus, we will start seeing the full effect of these new rates in the second quarter of this year. We estimate that this will reduce our Medicare oxygen revenues by approximately 8.9 percent, representing a quarterly decrease of about $1.9 million in revenue and earnings. ($7.6 million annually)

         o All of these changes combined to reduce our net income in the first quarter by approximately $4.1 million. However, on a positive note, this was more than offset by our lower cost structure which reduced operating expenses by about $4.3 million.

         o Overall, our revenue for the first quarter of 2005 was $81.5 million, compared with $84.7 million in the first quarter of 2004. This decline was due entirely to reimbursement cuts.

         o Net income for the quarter was $1.2 million, compared with $1.0 million a year ago. However, had the Oxygen cut been in effect for the full first quarter we would have sustained a loss of approximately $.4 million. EBITDA was negatively impacted by $4.1 million due to the reimbursement changes.

         o Operating expenses decreased by 9.5 percent in the first quarter, compared with the prior-year quarter. As a percentage of revenues, operating expenses decreased to 49.1 percent, from 52.2 percent a year ago.

         o Again, when you look at the challenges we faced with the reductions in reimbursement rates, our performance in the first quarter clearly demonstrates the results of our efforts during 2004 to remain profitable.

         o Make no mistake, however. The challenge we face in dealing with ongoing reimbursement cuts is a very difficult task.

                  o Not only do we expect a $1.9 million negative impact quarterly for the remainder of this year from Oxygen reimbursement cuts, we are faced with a threat to reduce or eliminate the $57 dispensing fee on inhalation drugs beyond 2005. This fee provides about $10 million in revenue and essentially covers the actual costs of providing these drugs.

                  o In the states, changes to Medicaid programs could reduce or eliminate provisions for DME products (e.g. Missouri).

                  o Competitive bidding, which will occur in 2006 and be effective at the beginning of 2007, may fundamentally change the way we operate.

LOOKING FORWARD

         o We will continue our efforts to offset the negative revenue impact of the reimbursement changes for the rest of this year, and beyond.

         o In 2004, thanks to our employees' hard work and dedication, our cost-reduction initiatives reduced operating expenses by an estimated $16.4 million, on an annualized run rate basis. We intend to make further productivity improvements in 2005 through a number of initiatives, including:

                  o Continued centralization of certain customer service functions that have been previously performed at the operating center level and establishing new company-wide targets for productivity which are consistent with these changes.

                  o        Consolidation of certain billing center functions.

                  o Examining new approaches to delivering our services to patients.

         o In addition to improving productivity and reducing costs, we must continue working hard to increase our top-line revenues. Our recent actions in this area have included:

                  o        Restructuring the sales organization.

                  o Revising the sales commission plans for account executives.

         o        Enhancing our marketing programs in areas of respiratory care.

         o Our strategy is to maintain a competitive and profitable market position with a diversified offering of home health care services. Our primary focus will remain on providing respiratory services, along with home medical equipment rental, and nutrition products and services.

         o But to complement the areas in which we have been traditionally strong, we are examining new markets and products such as diabetes supplies and opportunities for providers in disease management.

         o Since we are limited in the impact we can have on the pricing of our own services, we must focus primarily on our sales mix, increasing the number of units we sell and rent, along with controlling expenses. We can also improve cash flow by limiting the amount of time that it takes to collect payments after we deliver our products and services and by improving our asset utilization.

         o We must continue to work with government officials in their implementation of MMA. (Medicare Prescription Drug, Improvement, and Modernization Act of 2003). As I have described, there is no certainty in the amount of the inhalation drug dispensing fee, if any, after 2005. Medicare is to begin a competitive bidding process in 2006 for implementation in 2007. Dialogue with representatives of CMS and elected officials is the only means of our company having any input into these issues and hopefully shaping the process to ensure continuing patient access to these services and fairness to the provider.


CONCLUSION

         o In 2004, we were quick to take the action we needed to mitigate the material reduction in reimbursement in Medicare payments. By comparison, our performance in 2005 may seem less successful if you just look at the numbers, simply because we acted so fast last year, and much of the reimbursement changes did not take effect until this year.

         o Going forward, we will be working diligently to drive the top line with profitable sales increases while relentlessly seeking productivity improvements.

         o I want to thank everyone on our management team and all of our employees for their commitment, hard work and dedication to maximizing shareholder value. And I thank all of you here today for your continued support. Now, I'll be happy to answer your questions.

         Certain statements made in this outline may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company's ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance.

         To the extent the Company provides information in this outline that relates to non-U.S. generally accepted accounting principles (GAAP), be advised that the Company provides an explanation of such non-GAAP information and a reconciliation to GAAP information in the Company's press releases related to its financial results. Copies of such press releases can be found on the Company's website at www.ahom.com or on the website of the Securities and Exchange Commission at www.sec.gov.


                                      # # #